UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2026

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road Suite 1100 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01	Entry into a Material Definitive Agreement

Third Amendment to Credit Agreement

On February 24, 2026, Halcón Holdings, LLC (the “Borrower”), a wholly owned subsidiary of Battalion Oil Corporation (the “Company”), entered into a Limited Consent and Third Amendment (the “Third Amendment”) to its Second Amended and Restated Senior Secured Credit Agreement (as amended by that certain First Amendment, dated as of January 9, 2025, and that certain Second Amendment, dated as of November 12, 2025, the “Credit Agreement” and as amended by the Third Amendment, the “Amended Credit Agreement”), dated as of December 26, 2024, with the Company, as Holdings, the subsidiary guarantors party thereto, the financial institutions party thereto as lenders (the “Lenders”) and Fortress Credit Corp., as administrative agent.

Pursuant to the Third Amendment, among other changes specified therein, (a) the Lenders consented to the transactions contemplated by the Sale Agreement (as defined below), pursuant to which the Company agreed to sell its West Quito Assets (as defined below) (the “West Quito Sale”); and (b) the Borrower is required, upon receipt of the net cash proceeds from the West Quito Sale, to prepay the outstanding principal amount of the Loans (as defined in the Credit Agreement) in an aggregate amount equal to $40,000,000. The Borrower may retain the remaining net cash proceeds received from the West Quito Sale, subject to certain reinvestment requirements, set forth in the Amended Credit Agreement.

The foregoing description of the Third Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Third Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, certain wholly owned subsidiaries of the Company entered into an Agreement of Sale and Purchase (the “Sale Agreement”) with MCM Delaware Resources, LLC pursuant to which the Company agreed to sell substantially all of its oil and natural gas properties and related assets located in the West Quito Draw area of Ward County, Texas in the Southern Delaware Basin (the “West Quito Assets”).

On February 24, 2026, in accordance with the terms of the Sale Agreement, the Company completed the West Quito Sale, for a total cash adjusted purchase price of approximately $60.1 million, subject to customary post-closing adjustments as provided in the Sale Agreement. The effective date of the disposition is December 1, 2025. Estimated proved reserves associated with these properties accounted for approximately 8 MMBoe, or 12.4% of the Company’s estimated proved reserves as of year-end 2024.

A portion of the net cash proceeds from the West Quito Sale will be used to make the $40,000,000 mandatory prepayment of outstanding Loans required under the Amended Credit Agreement. The remaining net cash proceeds will be retained by the Borrower and may be used for reinvestment activities permitted under the Amended Credit Agreement, including development and capital expenditures within the Company’s operated asset base, as well as for general corporate purposes and liquidity management.

TenOaks Energy Advisors served as the Company’s financial advisor in connection with the transaction.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1

Limited Consent and Third Amendment to Second Amended and Restated Senior Secured Credit Agreement dated as of February 24, 2026, by and among Battalion Oil Corporation, as holdings, Halcón Holdings LLC, as borrower, the subsidiary guarantors party thereto, Fortress Credit Corp., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

February 24, 2026	By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer

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